Exhibit 99.01

U.S. Bancorp Center 800 Nicollet Mall Minneapolis, MN 55402-2023

Kelly named CFO at Xcel Energy; retains role at NRG Energy
as key element of efforts to strengthen both companies

MINNEAPOLIS, Aug. 21, 2002 (BUSINESS WIRE) — Xcel Energy (NYSE:XEL) today announced that longtime industry executive Richard C. (Dick) Kelly has been named the company’s chief financial officer, effective immediately. Kelly also remains president and chief operating officer of Xcel Energy’s power-generation subsidiary NRG Energy.

Kelly replaces Edward J. (Jim) McIntyre, who has left to pursue other interests after 30 years at Xcel Energy and a predecessor company, Northern States Power Co. (NSP).

“Dick Kelly’s long experience as a CFO and his deep understanding of operations of Xcel Energy and NRG will be invaluable in our efforts to strengthen both companies,” said Wayne H. Brunetti, chairman, president and chief executive officer of Xcel Energy.

“I’m eager to take on the challenge of rebuilding the financial strength of Xcel Energy and all of its subsidiaries,” Kelly said. “Serving in dual roles at Xcel Energy and NRG will allow me to work toward maximizing the significant asset value in both companies.”

“We are grateful for Jim’s integrity and tireless efforts during his long career,” Brunetti said. “We appreciate his long years of service and the many contributions he has made to our success.”

McIntyre said, “I have had a very rewarding career with this company. The people are of the highest caliber, and it has been an honor and a pleasure to be associated with them for more than three decades. I wish them all the best in the future.”

McIntyre has held a series of increasingly responsible positions since he joined NSP in 1973, including as president and chief executive officer of NSP-Wisconsin and vice president of NSP’s gas utility. He became CFO of Xcel Energy when it was created by the merger of NSP with Denver-based New Century Energies (NCE) in 2000.

Kelly became president of Enterprises for Xcel Energy in August 2000. He also is board chairman of its subsidiary Utility Engineering and recently became president and chief operating officer of NRG. He retains those positions.

Prior to the formation of Xcel Energy, Kelly was chief financial officer at one of its predecessor companies, NCE. He held a variety of increasingly responsible finance positions at Public Service Company of Colorado before it merged with Southwestern Public Service Company to form NCE. He has a master of business administration degree and a bachelor of science degree in accounting from Regis University.

This release may include forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “estimate,” “expect,” “projected,” “objective,” “outlook,” “possible,” “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; risks associated with the California power market; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy’s nonregulated businesses compared with Xcel Energy’s regulated business; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to Xcel Energy’s report on Form 10-K for year 2001.

Xcel Energy is a major U.S. electricity and natural gas company with regulated operations in 12 Western and Midwestern states. Formed by the merger of Denver-based New Century Energies and Minneapolis-based Northern States Power Co., Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.2 million electricity customers and 1.7 million natural gas customers through its regulated operating companies. In terms of customers, it is the fourth-largest combination natural gas and electricity company in the nation. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.

CONTACT:

Xcel Energy Inc., Minneapolis
Investor Relations:
R J Kolkmann, 612/215-4559
P A Johnson, 612/215-4535
or
News media inquiries:
Xcel Energy media relations, 612/215-5300
Xcel Energy Internet Address:
http://www.xcelenergy.com

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